Principal Capital Appreciation Select ETF
May 18, 2026
DEAR SHAREHOLDER,
We are contacting you in connection with the Special Meeting of Shareholders of the Principal Capital Appreciation Select ETF (the “Fund”) to be held on June 25, 2026. You and your fellow shareholders are being asked to approve a change to the Fund's sub-classification under the Investment Company Act of 1940, as amended, from "diversified" to "non-diversified".
Please join your fellow shareholders who have responded and are showing support for the proposal. Take advantage of your right to vote by signing, dating, and mailing the enclosed card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-888-569-8137 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-888-569-8137. Please note that an SFS representative may call you to assist in voting.
Thank you,
DEANNA Y. PELLACK
COUNSEL AND SECRETARY
PRINCIPAL EXCHANGE-TRADED FUNDS

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